Exhibit 99.1

ZIOPHARM Announces Presentation of Phase 1b/2 Study of Ad-RTS-hIL-12

Gene Therapy in Patients with Locally Advanced or

Metastatic Breast Cancer at 2015 SABCS

BOSTON, MA – December 10, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company focused on new cancer immunotherapies, today announced the presentation of the study design and a trial update for a Phase 1b/2 study of Ad-RTS-hIL-12 + veledimex following standard chemotherapy for the treatment of patients with locally advanced or metastatic breast cancer. The poster presentation, titled “Phase 1b/2 study of intratumoral Ad-RTS-hIL-12 + veledimex in patients with chemotherapy-responsive locally advanced or metastatic breast cancer,” was presented as part of the “Ongoing Trials – Immunotherapy” session of the 2015 San Antonio Breast Cancer Symposium, and is available online at www.ziopharm.com.

The study, which is being conducted at the Memorial Sloan Kettering Cancer Center in New York and began enrollment in June 2015, is designed to examine the safety, tolerability and efficacy of Ad-RTS-hIL-12 immunotherapy in up to 40 women with locally advanced or metastatic breast cancer of all subtypes. Ad-RTS-hIL-12 + veledimex is a novel gene therapy which controls local expression of IL-12 and may induce tumor stroma collapse and stimulation of an anti-cancer T cell immune response. The ability to regulate the production of IL-12 by modulating veledimex dosing is designed to improve its therapeutic index with standard of care.

Following entry into the trial, patients go on a chemotherapy holiday and enter an immunotherapy phase of treatment. A single cycle of Ad-RTS-hIL-12, along with the oral activator ligand veledimex, is given during the immunotherapy phase, with the goal of maintaining or improving pre-study response. Continuation of HER2-targeted antibody therapy is permitted during this immunotherapy phase for women with HER2+ disease. The study design allows for a review of the trial after every five subjects with HER2- and with HER2+ disease are treated. To date, five patients have been enrolled, including four with HER2- disease and one with HER2+ disease.

“Following standard of care treatment with an immunotherapy has the potential to deliver a one-two punch in breast cancer, particularly in a setting where IL-12, a potent immune cytokine, has demonstrated profound effects on the tumor environment,” said Francois Lebel, M.D., Executive Vice President, Research and Development, Chief Medical Officer at ZIOPHARM. “We are pleased to see patient enrollment in this study accelerating and, beginning in 2016, look forward to understanding how the promise of this approach translates into outcomes.”

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell- and viral-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE: XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and more precisely modulate gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates, and the progress of the Company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, or any of our other therapeutic candidates will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Reports on Form 10Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

Contact:

Lori Ann Occhiogrosso

ZIOPHARM Oncology, Inc.

617-259-1987

locchiogrosso@ziopharm.com

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com

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